UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 26, 2006
SIOUXLAND ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Nebraska (State or other jurisdiction of incorporation or organization)	333-123473 (Commission File Number)	22-3902184 (I.R.S. Employer Identification No.)
110 East Elk St.
Jackson, Nebraska 68743
(Address of principal executive offices)
(402) 632-2676
(Issuer’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 1.01. Entry Into a Material Definitive Agreement.
Water Equipment and Services Agreement
     On September 26, 2006, we entered into an Equipment and Services Agreement (the “Agreement”) with U.S. Water Services of Cambridge, Minnesota(“USWS”), an unrelated party, for the acquisition and installation of a certain water treatment equipment at our Jackson, Nebraska ethanol production facility which is currently under construction (the “Facility”). USWS also agrees to provide chemicals and ongoing support and services for the water treatment equipment. The chemical and servicing provisions of the Agreement have an initial term of three years from the date the Facility becomes operational and is renewal for additional one-year terms.
     Pursuant to the Agreement, we will pay USWS approximately $1.7 million in connection with the acquisition and installation of the water treatment equipment at the Facility. Under the chemical and service provisions of the Agreement, we will pay USWS approximately $9,400 per month for necessary chemicals and support services. An additional initial payment $22,000 will be made to USWS for one-time use chemicals and laboratory equipment. Annual chemical cost is limited to approximately $113,000 based on 50 million gallons per year of ethanol production at the Facility. For every one million gallons per year of ethanol production in excess of 50 million, we will pay USWS approximately $2,250 per year. If the Agreement is renewed, prices are subject to increase.
Tax Increment Financing
     On September 28, 2006, we completed a tax increment financing transaction through the placement and sale of $4,030,000 Tax Increment Revenue Bonds, Taxable Series 2006A (the “Bonds”) issued by the Community Redevelopment Authority of the Village of Jackson, Nebraska (the “Issuer”) for the purpose of financing certain public redevelopment costs in connection with the Facility. We received net proceeds of approximately $3,819,250 from the issuance of the Bonds, of which approximately $838,000 are held in a capitalized interest fund and a debt service reserve fund.
     In connection with this financing, we entered into the following agreements:
     (i) a Redevelopment Contract, dated July 20, 2006, by and between us and the Issuer (the “Redevelopment Contract”);
     (ii) a Guaranty Agreement, dated September 28, 2006, from us to the Issuer (the “Guaranty”);
     (iii) a Subordinate Deed of Trust, Assignment of Leases and Rents and Security Agreement Fixture Filing Statement, dated September 28, 2006, made by us in favor of Wells Fargo Bank, National Association, as trustee of the Bonds (the “Deed of Trust”); and
     (iv) a Debt Subordination Agreement, dated September 28, 2006, by and among us, Wells Fargo Bank, National Associations, as trustee of the Bonds, and Farm Credit Services of America FLCA (the “Subordination Agreement”).
     The Bonds bear interest at a fixed rate of 10% per annum on the outstanding principal. Principal of, and interest on, the Bonds are payable semi-annually, on June 1 and December 1, commencing on December 1, 2006 for interest and June 1, 2008 for principal. The Bonds mature on December 1, 2021, but are subject to early redemption on or after June 1, 2011.
     In general, principal and interest on the Bonds is payable solely from (i) proceeds of the Bonds deposited into a capitalized interest fund and (ii) incremental real estate taxes paid by us on the Facility allocable to the Issuer (the “Tax Increment Revenues”). However, under the terms of the Redevelopment

Contract, we are obligated to make payments to the Issuer in lieu of real estate taxes if for any reason the Tax Increment Revenues are not sufficient to pay principal and interest on the Bonds. This obligation is represented by the Guaranty under which we have guaranteed to the holders of the Bonds full and prompt payment of principal, premium, if any, and interest on the Bonds when due, whether at maturity, upon acceleration or otherwise. Our obligations under the Redevelopment Contract and the Guaranty are secured by the pledge of the real property on which the Facility is located, along with all improvements, equipment and fixtures making up the Facility, rents and profits from the Facility and certain other assets made in favor of the trustee of the Bonds under the Deed of Trust. Under the Subordination Agreement, the trustee of the Bonds has agreed to subordinate its rights to exercise its remedies against us to the rights of Farm Credit Services of America, FLCA with respect to the $43,025,000 senior credit facility that we obtained on May 4, 2006.
     Under the terms of the Redevelopment Agreement, we are obligated to construct the Facility and operate it until at least January 1, 2022. Until that date, we may not sell, transfer or encumber the Facility without the consent of the Issuer.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement
     See the information set forth under the caption “Tax Increment Financing” under Item 1.01 of this Report, all of which is incorporated by reference into this Item 2.03.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIOUXLAND ETHANOL, LLC
September 29, 2006	/s/ Tom Lynch
Tom Lynch, President